Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Media Inquiries:
October 28, 2005		Dorothy Brown Smith
Vice President
Corporate Communication
(717) 396-5696
Investor Inquiries:
Beth Riley
Director
Investor Relations
(717) 396-6354

ARMSTRONG REPORTS THIRD QUARTER 2005 RESULTS

LANCASTER, Pa. October 28, 2005 — Armstrong Holdings, Inc. (OTCBB: ACKHQ) today reported third quarter 2005 net sales of $937.0 million that were 4.9% higher than third quarter net sales of $893.5 million in 2004. Excluding the effects of favorable foreign exchange rates of $2.8 million, consolidated net sales increased by 4.5%. Operating income of $66.5 million was recorded for the third quarter of 2005 compared to $48.2 million in the third quarter of 2004. The increase in operating income was primarily due to increased sales volume and selling prices and improved manufacturing productivity, which offset inflationary cost pressures and higher SG&A expenses.

Segment Highlights

Resilient Flooring net sales were $311.5 million in the third quarter of 2005 and $308.1 million in the third quarter of 2004. Excluding the favorable impact of foreign exchange rates, net sales increased 0.5%. Operating income of $7.7 million was recorded for the quarter compared to operating income in the third quarter of 2004 of $10.8 million. Operating income for the third quarter declined due to inflationary cost pressures, especially on raw materials, higher charges for cost reduction initiatives and increased expenses for environmental matters at a formerly owned site. These items more than offset the benefits of selling price increases, production efficiencies, a gain from the settlement of a breach of contract dispute and $2.4 million of proceeds received from a business interruption insurance claim.

Wood Flooring net sales of $220.2 million in the third quarter of 2005 increased 5.2% from $209.4 million in the prior year. Units sold of pre-finished solid wood floors increased by approximately 10% in the third quarter primarily due to strong sales to home center retailers. Units sold of engineered hardwood floors increased 14% in the third quarter primarily due to continued strong overall demand. Net sales in the third quarter were negatively impacted by price declines which were made in response to declining lumber prices and competitive pressures. Operating income was $25.7 million in the third quarter of 2005 compared to $7.1 million in the third quarter of 2004. The increase was due to higher sales volume, declines in lumber prices, improved manufacturing productivity and a gain from the settlement of a breach of contract dispute, that more than offset lower selling prices and non-lumber inflationary cost pressures.

Textiles and Sports Flooring net sales in the third quarter of 2005 increased to $79.7 million from $70.0 million in 2004. Excluding the effects of favorable foreign exchange rates, sales were up 13.7% due to higher volume of carpet tiles and outdoor sports flooring. Operating income of $3.2 million was recorded in 2005 compared to operating income in 2004 of $2.8 million. The 2005 operating income increased from 2004 as the impact of higher sales volume offset raw material inflation.

Building Products net sales of $268.2 million in the third quarter of 2005 increased from $250.2 million in the prior year. Excluding the effects of favorable foreign exchange rates, sales increased by 6.8%, primarily due to higher selling prices and favorable product mix. Operating income increased to $43.1 million from operating income of $40.0 million in the third quarter of 2004. The increase was primarily due to higher equity earnings from WAVE and the impact of sales volume gains. Inflationary cost pressures offset most of the impact of higher selling prices.

Cabinets net sales in the third quarter of 2005 of $57.4 million increased from $55.8 million in 2004. Net sales increased due to improved product mix, primarily due to new product introductions and higher selling prices, partially offset by lower volume and decreased installation revenue. An operating loss of $0.3 million was recorded in 2005 compared to operating income of $2.8 million in the prior year. The decline was due to manufacturing inefficiencies in other plants resulting from the transfer of production from a plant closed in 2004 and higher SG&A expenses (primarily consulting costs), partially offset by the impact of improved product mix and higher selling prices.

Year-to-Date Results

For the nine-month period ending September 30, 2005, net sales were $2,696.7 million, an increase of 2.1% from the $2,642.0 million reported for the first nine months of 2004. Increases were reported in the Wood Flooring, Textiles and Sports Flooring and Building Products segments, while the Resilient Flooring and Cabinets segments reported decreases. Excluding the favorable impact of foreign exchange rates, consolidated net sales increased 0.8%.

Operating income in the first nine months of 2005 was $110.8 million. This compares to operating income of $91.0 million for the first nine months of 2004. 2004 results include a non-cash charge of $60.0 million to reflect a goodwill impairment loss related to the European resilient flooring reporting unit. Excluding this non-cash charge results in an adjusted operating income of $151.0 million in 2004. The decline in adjusted operating income was primarily due to higher raw material, energy and transportation costs, significantly increased charges for cost reduction initiatives, higher SG&A expenses and manufacturing inefficiencies in our Cabinets business.

More details on the Company’s performance can be found in its Form 10-Q, filed with the SEC today. References to performance excluding the effects of foreign exchange and goodwill impairment are non-GAAP measures. Management believes that this information improves the comparability of business performance by excluding the impacts of changes in foreign exchange rates when translating comparable foreign currency amounts. Additionally, we reference operating income prior to the goodwill impairment. We believe that this non-GAAP reference provides a clearer picture of our operating performance.

Armstrong Holdings, Inc. is the parent company of Armstrong World Industries, Inc., a global leader in the design and manufacture of floors, ceilings and cabinets. In 2004, Armstrong’s net sales totaled more than $3 billion. Based in Lancaster, PA, Armstrong operates 41 plants in 12 countries and has approximately 14,900 employees worldwide. More information about Armstrong is available on the Internet at www.armstrong.com.

These materials may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements provide expectations or forecasts of future events. Our results could differ materially due to known and unknown risks and uncertainties, including: Armstrong World Industries Inc.’s (“AWI”) Chapter 11 case and the magnitude of its asbestos liabilities; claims and legal proceedings, lower construction activity reducing our market opportunities, unavailability and/or increased costs for raw materials and energy; success in introducing new products, achieving manufacturing efficiencies and implementing price increases to offset increased costs; risks related to our international trade and business; labor relations issues; price competition stemming from factors such as worldwide excess industry capacity; business combinations among competitors, suppliers and customers; the loss of business with key customers; and other factors disclosed in our recent reports on Forms 10-K, 10-Q and 8-K filed with the SEC. We undertake no obligation to update any forward-looking statement.

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FINANCIAL HIGHLIGHTS

Armstrong Holdings, Inc., and Subsidiaries

(amounts in millions, except for per-share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales	$937.0	$893.5	$2,696.7	$2,642.0
Cost of goods sold	720.8	699.3	2,101.5	2,046.8
Selling, general and administrative expenses	158.2	151.6	495.6	462.6
Goodwill impairment	—	—	—	60.0
Restructuring charges, net	1.4	1.9	17.0	5.0
Equity (earnings) from joint venture	(9.9)	(7.5)	(28.2)	(23.4)

Operating income	66.5	48.2	110.8	91.0
Interest expense (unrecorded contractual interest of $20.5, $21.7, $63.6, $65.1)	2.2	2.2	6.5	6.3
Other non-operating expense	1.1	1.1	1.4	2.9
Other non-operating (income)	(5.5)	(1.4)	(9.9)	(4.7)
Chapter 11 reorganization costs, net	1.5	2.3	4.5	6.6

Earnings from continuing operations before income taxes	67.2	44.0	108.3	79.9
Income tax expense	21.1	20.8	47.5	51.2

Net earnings from continuing operations	$46.1	$23.2	$60.8	$28.7
(Loss) from discontinued operations, net of tax of $0.2	—	—	—	(0.4)

Net earnings	$46.1	$23.2	$60.8	$28.3

Net earnings per share of common stock, continuing operations:
Basic	$1.14	$0.57	$1.50	$0.71
Diluted	$1.13	$0.57	$1.49	$0.71
(Loss) per share of common stock, discontinued operations:
Basic	$—	$—	$—	$(0.01)
Diluted	$—	$—	$—	$(0.01)
Net earnings per share of common stock:
Basic	$1.14	$0.57	$1.50	$0.70
Diluted	$1.13	$0.57	$1.49	$0.70
Average number of common shares outstanding:
Basic	40.6	40.5	40.5	40.5
Diluted	40.7	40.7	40.7	40.7

SEGMENT RESULTS

Armstrong Holdings, Inc., and Subsidiaries

(amounts in millions) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net sales:
Resilient Flooring	$311.5	$308.1	$914.0	$934.1
Wood Flooring	220.2	209.4	624.9	620.9
Textiles and Sports Flooring	79.7	70.0	211.4	197.4
Building Products	268.2	250.2	784.5	727.5
Cabinets	57.4	55.8	161.9	162.1

Total net sales	$937.0	$893.5	$2,696.7	$2,642.0

Operating income (loss):
Resilient Flooring	$7.7	$10.8	$(5.8)	$(13.3)
Wood Flooring	25.7	7.1	54.4	38.5
Textiles and Sports Flooring	3.2	2.8	(3.2)	(0.8)
Building Products	43.1	40.0	116.0	106.3
Cabinets	(0.3)	2.8	(9.5)	4.9
Unallocated Corporate (expense)	(12.9)	(15.3)	(41.1)	(44.6)

Total Operating Income	$66.5	$48.2	$110.8	$91.0

Selected Balance Sheet Information

(amounts in millions)

	Unaudited September 30, 2005	December 31, 2004
Assets:
Current assets	$1,551.8	$1,482.2
Property, plant and equipment, net	1,149.6	1,208.8
Other noncurrent assets	1,916.0	1,918.4

Total assets	$4,617.4	$4,609.4

Liabilities and shareholders’ equity:
Current liabilities	$471.4	$488.1
Liabilities subject to compromise	4,866.0	4,866.2
Other noncurrent liabilities	631.5	666.8
Shareholders’ deficit	(1,351.5)	(1,411.7)

Total liabilities and shareholders’ equity	$4,617.4	$4,609.4

Selected Cash Flow Information

(amounts in millions) (unaudited)

	Nine Months Ended September 30,
	2005	2004
Net earnings	$60.8	$28.3
Other adjustments to reconcile net earnings to net cash provided by operating activities	66.1	150.7
Changes in operating assets and liabilities, net	(63.4)	(76.1)

Net cash provided by operating activities	63.5	102.9
Net cash (used for) investing activities	(41.1)	(64.5)
Net cash provided by financing activities	7.8	4.9
Effect of exchange rate changes on cash and cash equivalents	(5.3)	1.0

Net increase in cash and cash equivalents	24.9	44.3
Cash and cash equivalents at beginning of year	515.9	484.3

Cash and cash equivalents at end of period	$540.8	$528.6